EXHIBIT 10.9

AMENDED AND RESTATED

SPONSORED RESEARCH AGREEMENT

This amended and restated agreement (this “Agreement”) is made effective as of the 14th day of April 2008 (the “Effective Date”) and is amended as of the 24th day of February 2009 (the “Amendment Date”) between:

UNIVERSITY HEALTH NETWORK an Ontario corporation incorporated by special statute under the University Health Network Act, 1997, having a principal office at 190 Elizabeth Street, R. Fraser Elliott Building - Room 1S-417, Toronto, Ontario, M5G 2C4, Facsimile (416) 977-4765

(“UHN”)

-AND-

MED BIOGENE INC., a British Columbia corporation, having a principal office at 300 - 2386 East Mall, Gerald McGavin Building, Vancouver, British Columbia, V6T 1Z3, Facsimile (604) 827-5120

(“MBI”; herein UHN and MBI may be referred to individually as a “Party”, or collectively as the “Parties”.)

Whereas:

A.	Pursuant to an exclusive license agreement (the “Exclusive License Agreement”) between the Parties dated even date herewith and amended as of the Amendment Date, UHN grants to MBI an exclusive license to further develop and commercialize certain technology developed by UHN researchers Drs. Ming-Sound Tsao and Frances A. Shepherd (collectively, the “Principal Investigators”) relating to messenger RNA (“mRNA”) expression-based methods for prognosing early-stage non-small-cell lung cancer survival as more specifically described therein (the “Licensed Technology”).

B.	UHN desires to undertake under the direction of the Principal Investigators, and MBI desires to financially support, a research program (the “Research Program”) relating to prognostic mRNA expression-based signatures to be used in the clinical management of lung cancers, namely the further research, development and validation of the Licensed Technology in respect of said prognostic mRNA expression-based signatures as more fully outlined in Schedule A attached hereto and in a manner compatible with UHN’s role as a world-class health care research and teaching institution.

C.	As provided for in the Exclusive License Agreement, UHN grants to MBI an exclusive license to further develop and commercialize the technology developed in the Research Program.

D.	MBI and UHN have agreed to enter into an additional sponsored research agreement (the “Additional Sponsored Research Agreement”) and an additional exclusive license agreement relating to a 15-gene prognostic mRNA expression-based signature to be used in the clinical management of lung cancers, dated effective as of the Amendment Date.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration for the mutual promises, representations, covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE 1 – SCOPE OF WORK

1.1 Research Program. UHN, under the direction of the Principal Investigators, will, using commercially reasonable efforts, undertake the Research Program in accordance with the procedures, specifications and timelines described out in Schedule A attached hereto and this Agreement. The Parties acknowledge that the Research Program will be carried out in vitro utilizing human biological material and that no in vivo studies will be undertaken. UHN shall ensure that its employees who perform UHN’s obligations under the Research Program are appropriately trained and qualified to perform the obligations in accordance with the terms of this Agreement.

1.2 Principal Investigators. The Research Program will be conducted under the direction of the Principal Investigators. UHN shall ensure that the Principal Investigators are available to perform the Research Program and shall not replace such persons with any other person without the prior written approval of MBI. In the event of the death, incapacity or total disability of one or both of the Principal Investigators or one or both of the Principal Investigators ceases employment or terminates his/her association with UHN, UHN shall notify MBI in writing and may nominate one or more replacements. If no nominee satisfactory to MBI is found, MBI may immediately terminate this Agreement under Section 9.3.

1.3 UHN Research Ethics Board Approval. UHN represents and warrants that it has received, or will receive, all applicable approvals of the UHN Research Ethics Board operating under the Tri-Council Policy Statement, “Ethical Conduct for Research Involving Humans”, 1998 (the “UHN REB”), as amended from time to time, in respect of undertaking the Research Program and the use of human biological material in respect thereto.

1.4 Subcontractors.

(a)	Any subcontractor used by UHN to perform the Research Program or any other obligations hereunder shall be subject to written obligations that comply with the requirements set out herein for the performance of the Research Program and provide for the ownership and allocation of Intellectual Property rights and data and the confidentiality of information, record-keeping and access that are consistent with the intent and terms of this Agreement. UHN shall make copies of each subcontractor agreement available to MBI.

(b)	UHN shall remain liable for the performance of any of its obligations delegated to a subcontractor. Any breach by UHN’s subcontractors shall be deemed a breach by UHN, and MBI may proceed directly against UHN for such breach without any obligation to first proceed against such subcontractors.

1.5 Delays. UHN shall promptly notify MBI of any factor, occurrence or event that is likely to occasion its delay or failure to perform its obligations under the Research Program in accordance with the timelines therefor. In such event, the Parties shall cooperate to expedite the performance of the Research Program.

ARTICLE 2 - FINANCIAL SUPPORT AND RESEARCH PROGRAM SUCCESS FEES

2.1 Financial Support. Subject to suspension under Section 9.6, MBI shall provide to UHN financial support to conduct the Research Program in the aggregate amount of $[*] (inclusive of [*]% institutional overhead) (the “MBI Grant”), as more fully outlined in Schedule B attached hereto. MBI shall make such payments in advance on a quarterly basis commencing on the Effective Date, as set out in the “quarterly payment schedule” detailed in Schedule B, subject to receipt by MBI of any outstanding reports to be provided by the Principal Investigators under Section 4.2 below.

2.2 Application of Funds. UHN hereby agrees that it shall apply the MBI Grant solely in payment of the Principal Investigators’ costs and expenses in performing the Research Program in accordance with this Agreement. UHN shall apply the funds paid to it in respect of the MBI Grant in accordance with UHN’s internal policies and procedures.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.3 Funds Held in Trust. UHN hereby agrees that all funds paid to it by MBI in respect of MBI Grant shall be deemed to be held in trust by UHN for the benefit of MBI until applied by UHN to the Principal Investigators’ costs and expenses in accordance with this Article 2. All funds deemed to be held in trust hereunder shall be deemed to be held separate from and form no part of UHN’s money, assets or revenues, whether or not the amounts so paid have in fact been kept separate and apart from UHN’s money, assets or revenues.

2.4 No Other Funding. Without the prior written consent of MBI, UHN and the Principal Investigators agree not to use any funds received from any Person (as defined below) other than UHN or MBI (a “Third Party”) to support any work specifically performed under the Research Program whereby any rights to the Intellectual Property arising from the Research Program under this Agreement is or shall be granted to, or is otherwise optioned to, any third party other than MBI. MBI hereby consents to the use of CIHR funding for the Research Program, which the Parties acknowledge will not affect the allocation of ownership between UHN and MBI of Intellectual Property arising from the Research Program under this Agreement.

2.5 Definition of “Successful Completion”. In this Agreement, “Successful Completion” means material completion by UHN of their work under each relevant Phase of the Research Program within the relevant time period prescribed in Schedule A; provided that, in respect of each Phase of the Research Program, in the event that there is:

(a)	a delay in the UHN tumour bank delivering the patient samples for analysis by UHN as outlined in Schedule A,

(b)	the occurrence of an act of force majeure, as outlined in Section 13.14 below, or an event which is unforeseeable, or

(c)	any other reasonable delay not contemplated in (a) or (b) above,

resulting in UHN not being reasonably able to complete, using reasonable commercial efforts, within the prescribed time period its obligations for Successful Completion thereof, then MBI and UHN shall promptly and in good faith negotiate an extension to such time period to reflect the delay caused by the act in question to allow UHN a time period to fulfill, using reasonable commercial efforts, its obligations as outlined in Schedule A, including its obligations for Successful Completion. In particular, Successful Completion means:

(d)	in respect of Phase 1:

(i)	[*]

(ii)	[*]

(A)	[*]

(B)	[*]

(C)	[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(D)	[*]

(E)	[*] ; and

(iii)	[*]

(e)	in respect of each of Phase 2 and Phase 3:

(i)	[*]

(ii)	[*]

(A)	[*]

(B)	[*]

(C)	[*]

(D)	[*] and

(iii)	[*]

subject in each case to the completion and delivery of all data and a detailed report pursuant to Subsection 4.2(b), in form and substance reasonably acceptable to MBI.

2.6 Method of Payment. Payment to be made by MBI hereunder shall be made by certified cheque payable to the order of “University Health Network” and sent to the following address:

University Health Network

Technology Development & Commercialization

College Street - Suite 150

Heritage Building - MaRS Centre

Toronto, Ontario, Canada, M5G 1L7

Attention: Cheryl Adamo - Compliance Specialist

2.7 Currency. All monetary amounts in this Agreement are in Canadian funds.

2.8 Interest. All monies payable to UHN hereunder and not paid when due bear interest at the then prime rate of interest quoted by the Bank of Canada plus two (2) percentage points per annum until the date paid to UHN. UHN will be entitled to that interest in addition to any other rights or remedies available to it in respect to default in payment by MBI.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 3 - CLINICAL DATA AND PATIENT SAMPLES

3.1 Clinical Data. As more fully outlined in Schedule A, UHN shall utilize the Clinical Data (as such term is defined below in Subsection 5.1(a)) to undertake the analysis under the Research Program and shall collaborate with MBI in analyzing the results of such analysis. Notwithstanding the foregoing, the disclosure to MBI of the raw Clinical Data is in the sole discretion of UHN. Also notwithstanding the foregoing, UHN shall in good faith deliver to MBI, or directly to the relevant patent or regulatory agencies under assurances of confidentiality, the Clinical Data reasonably required to be disclosed in any Patent or regulatory filings, including, in respect of the latter, that under the Clinical Laboratory Improvement Amendments regulations and program for the regulation in the United States of laboratory testing administered by the Centers for Medicare & Medicaid Services (CMS), or the United States Food and Drug Administration regulations, or any successor agencies thereof, or other regulations in the United States or other jurisdictions, in respect of the submission for, or the receipt of, regulatory approval or clearance of a Licensed Product.

3.2 Retention of Samples. Subject to availability, UHN will use reasonable efforts to retain tissue samples and related materials utilized in the Research Program. The availability of such tissue samples and related materials shall be determined solely by UHN. Notwithstanding the foregoing, UHN and MBI shall negotiate in good faith terms and conditions (including, without limitation, financial compensation) in respect of the isolation and storage of mRNA samples for transfer to MBI.

ARTICLE 4 - COMMUNICATION, RECORDS AND REPORTS

4.1 Communication. The Parties are encouraged to informally communicate with each other during the course of the research activities to keep the other apprised of their activities and of the progress of the Research Program. Sandy Der, Ph.D. shall be the initial UHN contact person in respect of all such informal communications pertaining to the Research Program.

4.2 Records; Reports; Deliverables. UHN and the Principal Investigators shall keep and maintain complete and accurate written records of the performance of the Research Program, including, without limitation, records of all data, reports, deliverables and inventions. In addition to the informal communication noted above, UHN will provide to MBI by email the following reports and deliverables:

(a)	within two (2) weeks after the end of each quarter during the Research Program, a progress report (approximately five pages) summarizing the work completed during the preceding quarter, including, among other relevant matters, details of the activities undertaken and the accomplishments achieved and challenges faced, progress made in light of the requirements for Successful Completion and the deliverables outlined in Schedule A in respect of the particular Phase of the Research Program and the development of any Intellectual Property. The Principal Investigators (and their research team, where applicable) and MBI will, as soon as reasonably practicable after the receipt by MBI of each report, convene a meeting by either by conference or video whereby UHN will present to MBI on the contents of the report and a discussion will ensue; and

(b)	within two (2) weeks after the completion of each Phase of the Research Program:

(i)	a detailed report (approximately five to seven pages) setting out the results of the research completed during the relevant Phase compared to the deliverables outlined in the Research Program (and, in particular, evidence of whether or not UHN has achieved Successful Completion described in Section 2.5 above for the Phase), and the development of any Intellectual Property; and

(ii)	copies of all Intellectual Property forming a part of the Licensed Technology arising from the relevant Phase of the Research Program, all in a form and with content reasonably satisfactory to MBI as required to enable MBI’s reasonably competent staff to further develop and commercialize such technology, including the transfer of such technology to a third party.

The results outlined in the report shall be consistent in detail with those found in the publication, in respect of the Licensed Technology, entitled “Three-gene prognostic classifier for early-stage non-small-cell lung cancer”, Lau, K., et al. (2007), Journal of Clinical Oncology. The Principal

Investigators (and their research team, where applicable) and MBI will, as soon as reasonably practicable after the receipt by MBI of each detailed report under this subsection, convene an in-person meeting at UHN’s facilities whereby UHN will make a presentation to MBI on the contents of the report and a discussion will ensue during which UHN will address technical issues raised by MBI regarding the information so provided.

4.3 Site Visits. Subject to UHN’s consent in its sole discretion, acting reasonably, MBI’s representatives may, on reasonable notice, visit UHN’s facilities at reasonable times during normal business hours to observe the performance of the Research Program and discuss the progress and results thereof with the Principal Investigators and their research team, where applicable. UHN will assist MBI in scheduling such visits.

ARTICLE 5 - CONFIDENTIAL INFORMATION

5.1 Definitions. In this Agreement:

(a)	“Clinical Data” means the personal and/or patient-related information and data which may be disclosed by UHN to MBI under this Agreement and/or the Exclusive License Agreement;

(b)	“Confidential Information” of a party means any and all information of and disclosed by a Party and/or any of its Affiliates (a “Disclosing Party”) which has or will come into the possession or knowledge of the other Party and/or any of its Affiliates (a “Receiving Party”) in connection with or as a result of entering into this Agreement and which is marked as confidential or is identified as confidential at the time of disclosure, including information concerning the Disclosing Party’s past, present and future business, research and development, technology, customers and suppliers. For the purposes of this definition, “Confidential Information” may include any and all Intellectual Property, Licensed Technology, product, commercial, research, scientific, customer or market information and analyses or conclusions drawn or derived therefrom; the Disclosing Party’s raw materials, processes, formulations, analytical procedures, methodologies, products, samples, specimens, functions, Know-how, data, patents, copyrights, trade secrets, processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, written materials, compositions, drawings, diagrams, computer programs, studies, work in progress, visual demonstrations, ideas, concepts, and other data, in oral, written, graphic, electronic, or any other form or medium whatsoever. All Clinical Data shall be considered UHN Confidential Information, save and except for such Clinical Data reasonably required to be included in a manuscript for acceptance of publication made in accordance with Section 5.6. Information shall not be considered “Confidential Information” to the extent that, when considered as a whole and in the context disclosed, the information:

(i)	is part of the public domain at the time of disclosure,

(ii)	subsequently becomes part of the public domain through no act or fault of the Receiving Party or its agents or employees,

(iii)	can be demonstrated by the Receiving Party’s written records to have been known or otherwise available to the receiving party prior to the disclosure by the Disclosing Party,

(iv)	can be demonstrated by the Receiving Party’s written records to have been subsequently provided to the receiving Party, without restriction, by a Third Party who is not under a duty of confidentiality respecting the information disclosed and who has a legal right to disclose it,

(v)	can be demonstrated by the Receiving Party’s written records was subsequently and independently developed by employees or consultants of the Receiving Party who had no knowledge of or access to the information disclosed,

(vi)	is required to be disclosed by law or an order of a court, tribunal, or government agency, provided that the Receiving Party gives to the Disclosing Party prompt notice of the required disclosure in order to allow the Disclosing Party reasonable opportunity to seek a confidentiality order or the like,

(vii)	is reasonably required to be disclosed by MBI in any Patent filings or under the Clinical Laboratory Improvement Amendments regulations and program for the regulation in the United States of laboratory testing administered by the Centers for Medicare & Medicaid Services (CMS), or the United States Food and Drug Administration regulations, or any successor agencies thereof, or other regulations in the United States or other jurisdictions, in respect of the submission for, or the receipt of, regulatory approval or clearance of a Licensed Product, or

(viii)	is identified in writing by the disclosing Party as no longer constituting Confidential Information; and

(c)	“Person” means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government body and any other form of entity or organization.

5.2 Confidentiality. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Each Party agrees that it shall take all proper measures, and at least the same measures as it takes in respect of its own Confidential Information, to keep and use in strict confidence all Confidential Information of the other Party and to not, without the prior written consent of the other Party, disclose any such Confidential Information to any Person other than its Affiliates, corporate counsel, employees, sub-licensees, distributors and contractors who are under an obligation of confidentiality on terms substantially similar to those set out in this Agreement, who have been informed of the confidential nature of the Confidential Information and as is reasonably required for the development and commercialization of the Licensed Technology under this Agreement. In respect of the Clinical Data, MBI shall comply with all applicable laws, regulations and governmental guidelines in respect of the protection of personal and/or patient-related information and data. Neither Party will use or disclose to any other Person any of the Confidential Information except as expressly permitted hereunder.

5.3 Disclosure to Advisors. Notwithstanding the confidentiality obligations herein, each Party shall be permitted to disclose the terms of this Agreement and information relating to the Licensed Technology, without the prior written consent of the other Party, to advisors, shareholders, investors, potential investors, underwriters and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.

5.4 Ownership of Confidential Information. All Confidential Information disclosed by one party to the other shall remain the Intellectual Property of the disclosing party.

5.5 Publicity; Use of Names.

(a)	Neither Party shall (i) use the name, trade-mark or trade-name of the other Party in connection with any public statements or disclosures, or the marketing or advertising of any Licensed Products, or (ii) issue any press release, public announcement or any disclosure in respect of this Agreement and the Exclusive Licence Agreement and any matter associated therewith, without the prior consent of the other Party, not to be unreasonably withheld. At the request of UHN or MBI respectively, MBI or UHN shall acknowledge the contribution and ownership of UHN and/or MBI to the Licensed Technology, Improvements by UHN PI(s), Improvements by UHN non-PI(s) or Improvements by MBI, as the case may be.

(b)	Notwithstanding the foregoing, each Party shall have a right to issue press releases, public announcements or publications, without consent of (but with notice to) the other Party to the extent that information in any such press release, public announcement or publication has been previously made public or released or to the extent as may be legally required by, for example, the rules and regulations of the Canadian provincial securities regulators or similar federal, provincial, state or foreign authorities, as determined in good faith by the disclosing Party.

5.6 Publication / Principal Investigators as Lead Publishers. Principal Investigators / UHN or MBI may publish the data and/or results of the Research Program in accordance with normal academic practices but subject to the following conditions:

(a)	the publishing Party shall grant to the other Party a thirty (30) day period to review any proposed publication of the publishing Party in respect of said Research Program results;

(b)	during this review period, the other Party may by notice to the publishing Party:

(i)	require the publishing Party to remove any of the other Party’s Confidential Information, or

(ii)	request a delay in the publication for up to a maximum of an additional sixty (60) days in order to protect the other Party’s proprietary interests;

(c)	for purposes of certainty and clarity, the publishing Party may publish the data and/or results of the work undertaken under the Research Program after the aforementioned thirty (30) day review period in the absence of any requirement to remove the other Party’s Confidential Information (further to Paragraph (b)(i) above) or after sixty (60) days if the other Party requests a delay of the publication to protect the other Party’s proprietary interests (further to Paragraph (b)(ii) above);

(d)	the publishing Party shall recognize in all publications any relevant contributions of UHN and MBI. Subject to Subsection 5.6(e) below, authorship shall be determined in accordance with the Uniform Requirements for Manuscripts Submitted to Biomedical Journals of the International Committee of Medical Journal Editors (http://www.icmje.org/), or such other practices that are customary for academic publications, as mutually agreed by the Parties, acting reasonably;

(e)	the Parties acknowledge that, to facilitate the commercialization of the Licensed Technology, it is essential for the results of the Research Program to be published in a timely fashion in peer-reviewed journals. Notwithstanding Subsections 5.6(a) to 5.6(d) above, the Parties agree and acknowledge that it is in their best interests, and they fully intend, for the Principal Investigators / UHN to lead, to the extent that they desire to do so, all publications in respect of the data and/or results of the Research Program. To that extent, MBI shall provide to UHN advance notice of its desire to have published certain data and/or results of the Research Program. MBI shall not proceed with any proposed publication until the earlier of the Principal Investigators / UHN declining to lead such publication or the expiration of thirty (30) days after the Principal Investigators’ / UHN’s receipt of such notice from MBI, after which MBI may pursue the proposed publication in accordance with Subsections 5.6(a) to 5.6(d) above and Principal Investigators / UHN shall provide to MBI all reasonable assistance and relevant data and analysis to facilitate such timely publication. For all publications to be led by the Principal Investigators / UHN , Principal Investigators / UHN shall pursue all such publications in a timely manner in accordance with Subsections 5.6(a) to 5.6(d) above, and MBI shall provide to UHN all reasonable assistance and relevant data and analysis to facilitate such timely publication.

5.7 Duration of Obligation. Unless otherwise agreed by the Parties in writing, the obligations of the Parties relating to Confidential Information set out in this Article 5 shall survive the expiration or termination of this Agreement for a period of ten (10) years.

ARTICLE 6 - INTELLECTUAL PROPERTY

6.1 Definitions. In this Agreement:

(a)	“Improvements by MBI” means any and all improvements to the Licensed Technology made by MBI, its employees and consultants, outside of the Research Program after the Effective Date, which claim priority to or otherwise rest on claims of the Licensed Patents described in and/or listed in Section 1 of Schedule C, as amended from time to time.

(b)

“Improvements by UHN PI(s)” means any and all improvements to the Licensed Technology developed at UHN by the Principal Investigators (and the UHN personnel, employees, staff members, students, agents and consultants under their direct supervision) outside of the

Research Program after the Effective Date, which claim priority to or otherwise rest on claims of the Licensed Patents described in and/or listed in Section 1 of Schedule A, as amended from time to time;

(c)	“Improvements by UHN non-PI(s)” means any and all improvements to the Licensed Technology developed at UHN by UHN personnel other than the Principal Investigators (and the UHN personnel, employees, staff members, students agents and consultants under their direct supervision) outside of the Research Program after the Effective Date, which claim priority to or otherwise rest on claims of the Licensed Patents described in and/or listed in Section 1 of Schedule A, as amended from time to time;

(d)	“Intellectual Property” means inventions, discoveries, written material, compounds, patentable and unpatentable information, Know-how, trade secrets, copyright, designs, plant breeders’ rights, integrated circuit topographies, ideas (including but not limited to any computer software), formulae, algorithms, concepts, proprietary data, techniques, instructions, processes, expert opinions, information, materials, program listings, flow charts, logic diagrams, manuals, specifications, instructions, or any copies of the foregoing in any medium, or the expression thereof;

(e)	“Intellectual Property Rights” means any proprietary, possessory, use and ownership rights, titles and interests (whether beneficial or legal) of all kinds whatsoever, in and to any Intellectual Property, including by way of Patents, Patent applications, trade-marks, trademark applications, copyrights, copyright applications, industrial designs, industrial design applications, Know-how and trade secrets, and all other intellectual and industrial property rights whatsoever and world-wide (whether registered or unregistered and including rights in any application for any of the foregoing);

(f)	“Joint Research Program IP” means any and all Intellectual Property conceived or developed with contributions by both UHN and MBI (which includes their respective personnel, staff members, employees, students, agents and consultants) pursuant to activities conducted in respect of the Research Program under the Sponsored Research Agreement, including, without limitation, the Licensed Patents described in and/or listed in Section 3 of Schedule C, as amended from time to time;

(g)	“Know-how” means any information pertaining to a technology which is not disclosed in a patent or published patent application, and includes trade-secrets;

(h)	“Licensed Patents” means the Patents described in and/or listed in Schedule A, as amended from time to time;

(i)	“Licensed Technology” means:

(i)	the UHN Existing IP,

(ii)	the UHN Research Program IP, and

(iii)	the Joint Research Program IP,

but excluding any Improvements by UHN PI(s) and any Improvements by UHN non-PI(s) and UHN Other IP, unless expressly agreed in writing by the Parties to be included hereunder pursuant to the Exclusive License Agreement;

(j)	“MBI Research Program IP” means any and all Intellectual Property conceived or developed solely by MBI (which includes its personnel, staff members, employees, students, agents and consultants) pursuant to activities conducted specifically in respect of the Research Program under this Agreement;

(k)	“Patent” shall mean:

(i)	any issued patent or patent application,

(ii)	all continuations and continuations-in-part applications to the issued patent or patent application set out in Paragraph (i) (solely to the extent such continuations-in-part applications contain subject matter on which claims issuing obtain the benefit of a priority date of any patent or patent application set out in Paragraph (i)),

(iii)	all divisions, patents of addition, reissues, renewals and extensions of any of the patent, patent application, continuations and continuations-in-part applications set out in Paragraphs (i) and (ii), and

(iv)	all foreign counterparts of any of the foregoing (including, without limitation, European Supplementary Protection Certificates or its equivalent);

(l)	“UHN Existing IP” means UHN’s pre-existing background Intellectual Property relevant to the Research Program, including, without limitation, the Licensed Patents described in and/or listed in Section 1 of Schedule C, as amended from time to time, and the relevant Clinical Data; and

(m)	“UHN Research Program IP” means any and all Intellectual Property conceived or developed solely by UHN (which includes its personnel, staff members, employees, students, agents and consultants) pursuant to activities conducted specifically in respect of the Research Program under this Agreement, including, without limitation, the Licensed Patents described in and/or listed in Section 2 of Schedule C, as amended from time to time.

6.2 Background Intellectual Property. Each Party’s pre-existing background Intellectual Property relevant to the Research Program (comprising UHN Existing IP and MBI Existing IP) and any other Intellectual Property developed independently of, or arising from activities not solely and specifically conducted pursuant to the conduct of, the Research Program by a Party (the latter hereinafter referred to as “UHN Other IP” and “MBI Other IP” respectively), shall be owned by that Party. For purposes of certainty and clarity,

(a)	UHN Other IP shall include, but not be limited to, all Intellectual Property generated or otherwise created by UHN and/or Principal Investigator(s) related to:

(i)	prognostic and/or diagnostic genetic-based approaches and/or methodologies of general application,

(ii)	prognostic and/or diagnostic DNA-based approaches and/or methodologies for any application, and

(iii)	prognostic and/or diagnostic protein-based approaches and/or methodologies for any application,

and UHN Other IP shall exclude prognostic mRNA expression-based signatures for the clinical management of lung cancers; and

(b)	UHN Research Program IP, MBI Research Program IP and Joint Research Program IP shall not include or otherwise encompass UHN Other IP. Other than as set out in this Agreement and the Exclusive License Agreement, no Party shall obtain any rights in another Party’s background Intellectual Property or Other IP.

6.3 Research Program Intellectual Property. Subject to Section 6.2:

(a)	UHN shall solely own all right, title and interest in and to all UHN Research Program IP;

(b)	MBI shall solely own all right, title and interest in and to all MBI Research Program IP; and

(c)	UHN and MBI shall jointly own all right, title and interest in and to Joint Research Program IP.

6.4 Disclosure of Inventions.

(a)

Each Party shall disclose to the other Party any patentable Intellectual Property conceived and reduced to practice in the conduct of the Research Program that may form the subject matter of a Patent (each, an “Invention”), as set out herein. In respect of UHN, a Principal Investigator shall disclose to UHN in writing, in accordance with UHN’s intellectual property policy, any potential Invention made by UHN. UHN shall formally disclose the Invention to MBI by written notice in accordance with UHN’s intellectual property policy. In respect of MBI, MBI shall provide written notification to UHN of any potential Invention made by MBI via an analogous written notice (hereinafter, said written notices referred to as an “Invention Notice”).

(b)	Within sixty (60) days after a Party receives an Invention Notice from the other Party, the Parties shall meet to discuss whether to pursue Patent protection and, if and/or as appropriate, their respective roles and responsibilities (including financial) in respect of this pursuit of Patent protection. Subject to the terms of the Exclusive License Agreement, and absent any additional agreement(s) between the Parties:

(i)	each Party shall have sole responsibility for the prosecution and/or maintenance of any application and/or registration for any Intellectual Property Rights solely owned by it; and

(ii)	the Parties shall have joint responsibility for the prosecution and/or maintenance of any application and/or registration for Intellectual Property Rights jointly owned by the Parties.

6.5 Research Licenses. The Parties shall, and do hereby grant to each other all required licenses (on a non-exclusive, non-sublicenseable, royalty-free, for research and development purposes only basis) in respect of an individual Party’s Intellectual Property necessary for the other Party to conduct the activities contemplated hereunder this Agreement.

6.6 Commercialization Licenses. The granting of licenses by one Party to the other in regards to the commercialization of Intellectual Property arising from the activities conducted pursuant to this Agreement and in respect of a Party’s background Intellectual Property shall be governed by the terms and provisions of the Exclusive License Agreement.

6.7 Avoidance of Third Party Rights. Subject to Section 6.10, neither UHN nor the Principal Investigators shall knowingly engage in any activities, on their own or in collaboration with a third party, or use any third party facilities or third party Intellectual Property in performing the Research Program which could result in any claims of any ownership interest in any inventions being made by such third party, without MBI’s prior written consent.

6.8 Intellectual Property Representations and Warrantees. The Parties acknowledge that neither Party makes any representation or warranty with respect of the following:

(a)	whether any third party may have any right or interest in any Intellectual Property arising out the Research Program;

(b)	whether any Invention will be covered by any Patent or Patent application or any other form of Intellectual Property registration.

The Parties further acknowledge that it may be necessary to reach agreements with Third Parties in order to permit the use and exploitation of the results of the Research Program and of any Intellectual Property arising therefrom. To the best of the knowledge of UHN as on the Effective Date, neither UHN nor the Principal Investigators are aware of any Intellectual Property Rights of any Third Party in or to any Intellectual Property relating to the Licensed Technology.

6.9 Infringement. The Parties acknowledge and agree that the terms of the Exclusive License Agreement shall govern the prosecution and defense of any actions relating to any alleged infringement of the Licensed Technology by third parties or any alleged infringement of third party Intellectual Property by the Licensed Technology.

6.10 Other Research. MBI acknowledges that:

(a)	UHN (for purposes of this Section 6.10, namely personnel, staff and employees other than the Principal Investigators); and

(b)	the Principal Investigators;

have received and/or shall continue to receive, funding from other sources (in addition to the Canadian Institutes of Health Research (“CIHR”) funding to be applied to the Research Program) to conduct similar and/or related research to that contemplated by the Research Program. MBI acknowledges that it shall not have any claim to the work product of the other sources of funding (other than CIHR funding within the Research Program) in law or otherwise, other than the option described in Section 6.11 below or as may be separately negotiated and agreed to by the Parties.

6.11 Option for Independent Inventions.

(a)	UHN hereby grants to MBI a right of first negotiation for an exclusive, royalty-bearing license, with the right to grant sublicenses without consent, for the commercialization of any Intellectual Property pertaining to prognostic mRNA expression-based tests for use in the clinical management of lung cancers, developed by UHN during the term of this Agreement independently of the Licensed Technology and the Research Program (each, an “Independent Invention”), exercisable in accordance with Subsection 6.11(b), provided that such right of first negotiation and any resulting license will be subject to Section 6.12.

(b)	UHN will provide MBI with written notice disclosing each Independent Invention promptly after UHN files a Patent application for such Independent Invention, which notice shall be accompanied by sufficient data and other information to enable MBI to evaluate such Independent Invention (a “Notice of Independent Invention”). MBI will have a period of six (6) months after receiving each Notice of Independent Invention from UHN to provide written notice to UHN of its intent to license the disclosed Independent Invention (“Notice of Intent”). If UHN does not receive a Notice of Intent within such six (6) month period, MBI’s right of first refusal will lapse and UHN shall be free to license or otherwise exploit the Independent Invention in its sole discretion without any further notice to MBI, and MBI shall have no further claim on, or to, the Independent Invention. After a Notice of Intent has been received, both Parties shall diligently and in good faith negotiate the addition of such Independent Invention to the Exclusive License Agreement or the licensing thereof under a separate license agreement. Any such separate license shall be on terms and conditions that are consistent with other such licenses within the industry and satisfactory to UHN. If the Parties have not agreed on the license agreement within nine (9) months of receipt of a Notice of Intent, UHN shall be free to license or otherwise exploit the Independent Invention in its sole discretion, on terms not more favourable to the licensee than the most favourable terms offered to MBI, without any further notice to MBI, and MBI shall have no further claim on, or to, the Independent Invention.

(c)	This Section 6.11 shall survive the expiration or earlier termination of this Agreement for a period of one (1) year.

6.12 Third Party Rights. Each right of first negotiation and each license granted to MBI by UHN in and to any Independent Inventions under Section 6.11 will be subject to the following Third Party Intellectual Property Rights:

(a)	for any Independent Invention developed by one or both Principal Investigators or those UHN employees, personnel, staff and students under their direct supervision:

(i)	any Third Party Intellectual Property Rights existing on or before October 19, 2007 (the “Reference Date”), and

(ii)	any Third Party Intellectual Property Rights arising after the Reference Date pursuant to a research program initiated and funded from inception by a Third Party pursuant to a written research agreement; and

(b)	for any Independent Invention developed by any UHN employees, personnel, staff or students, other than those noted in Subsection 6.12(a), any Third Party Intellectual Property Rights.

For each Independent Invention for which MBI has a right of first negotiation, UHN and MBI shall cooperate and work together, prior to any Third Party being granted any interest in the Intellectual Property Rights in such Independent Invention, to review the merits of any claims made by any Third Parties to the Intellectual Property Rights in such Independent Invention. For each Independent Invention for which MBI has delivered a Notice of Intent, and for which no Third Party claim is substantiated, UHN and MBI shall in good faith negotiate a license to MBI for the Intellectual Property Rights in the Independent Invention. UHN shall keep MBI apprised of any facts that may arise from time to time where a Third Party may have or make a claim to Intellectual Property Rights in any Independent Invention. If a Third Party makes an unsubstantiated claim to Intellectual Property Rights in an Independent Invention, UHN and MBI shall cooperate on the appropriate course of action to defend against any such claim or challenge, restrain or enjoin any Intellectual Property Rights asserted by the Third Party in UHN’s discretion, acting reasonably, and in good faith in order to protect MBI’s interests in such Intellectual Property Rights. UHN shall take the lead in discussions with any Third Parties relating to any such claims; provided that, in the unlikely event of litigation, MBI shall have the right to control any such litigation, including the right to settle any dispute in any manner it deems expedient, and UHN shall reasonably assist MBI in connection therewith.

6.13 Current Research of Principal Investigators. UHN represents and warrants that, as of the Reference Date and continuing to the Effective Date, the Principal Investigators and those UHN employees, personnel, staff and students under their direct supervision have not developed, and/or are not developing (other than in respect of the Licensed Technology and the technology being developed under the Research Program) any technology or Intellectual Property similar to the Licensed Technology specifically encompassing prognostic mRNA expression-based signatures to be used in the clinical management of lung cancers, other than that listed in Schedule D attached hereto (which information MBI shall keep strictly confidential as per the confidentiality provisions outlined in Article 5 hereto).

6.14 Current Research of Other UHN Researchers. UHN represents and warrants that, to the best of UHN’s knowledge as on the Effective Date, no UHN staff member, researcher or employee (excluding the Principal Investigators and those UHN employees, personnel, staff and students under their direct supervision) has developed, and/or are developing, as of the Reference Date and continuing to the Effective Date, any technology or Intellectual Property similar to the Licensed Technology specifically encompassing prognostic mRNA expression-based signatures to be used in the clinical management of lung cancers.

ARTICLE 7 - INDEMNIFICATION

7.1 Mutual Indemnity. Subject to Article 8 below, each Party agrees to be responsible and to assume liability for its acts or omissions, and those of its officers, agents, personnel, employees, staff or students, arising out of or as a result of, or in connection with the conduct of the Research Program, to the full extent required by law. A Party that is negligent or that breaches this Agreement agrees to indemnify, defend and hold the other Party harmless from liability resulting from its negligence or breach, including, without limitation, legal fees and costs, except to the extent caused by the other Party, and each Party agrees to maintain reasonable insurance coverage for such liabilities.

ARTICLE 8 - REPRESENTATIONS, WARRANTEES & LIABILITY

8.1 General Representations. Each Party represents and warrants to the other Party that it

(a)	is duly incorporated and organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement; and

(b)	has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the performance of its obligations hereunder.

8.2 NO WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY, NOR THE PRINCIPAL INVESTIGATORS, MAKES ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING

THE RESEARCH PROGRAM AND ANY INTELLECTUAL PROPERTY, INVENTIONS OR PRODUCTS ARISING THEREFROM TO BE SUPPLIED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF ORIGINALITY OR ACCURACY OR ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. MBI ACKNOWLEDGES THAT IT ASSUMES THE ENTIRE RISK FOR THE DESIGN, DEVELOPMENT, MANUFACTURE, SALE OR OTHER DISPOSITION AND PERFORMANCE OF PRODUCTS INCORPORATING INTELLECTUAL PROPERTY ARISING FROM THE RESEARCH PROGRAM.

8.3 NO CONSEQUENTIAL DAMAGES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY, NOR THE PRINCIPAL INVESTIGATORS, BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES OR LOST PROFITS, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, SUFFERED BY THE OTHER PARTY OR ANY THIRD PARTY RESULTING FROM THE USE OF THE RESULTS OF THE RESEARCH PROGRAM, OR ANY INTELLECTUAL PROPERTY, INVENTIONS, PRODUCTS OR PATENTS ARISING THEREFROM.

ARTICLE 9 - TERM AND TERMINATION

9.1 Term. This Agreement shall commence on the Effective Date and continue for a period of two (2) years thereafter unless extended or earlier terminated as set out below. Each extension or renewal of this Agreement shall require the prior written approval of the Parties.

9.2 Termination by UHN. UHN may terminate this Agreement on written notice to MBI:

(a)	if prior to the completion of Phase I of the Research Program, MBI fails to meet any of its material obligations under this Agreement and does not remedy these failures within thirty (30) days after receipt of notice of such failure from UHN;

(b)	if subsequent to the completion of Phase I of the Research Program, MBI fails to meet any of its material obligations under this Agreement and does not remedy these failures within ninety (90) days after receipt of notice of such failure from UHN; or

(c)	immediately upon UHN giving notice to MBI at any time:

(i)	MBI files a voluntary petition in bankruptcy or insolvency or shall petition for reorganization under any bankruptcy law, or makes a general assignment for the benefit of creditors, or otherwise acknowledges insolvency or is adjudged bankrupt,

(ii)	MBI shall consent to an involuntary petition in bankruptcy or if a receiving order is given against it under the Bankruptcy and Insolvency Act (or such other equivalent Act in the respective jurisdiction), or

(iii)	the appointment of a receiver or other similar representative for MBI by a court of competent jurisdiction.

9.3 Termination by MBI. MBI may terminate this Agreement on written notice to UHN:

(a)	immediately in the event that one or more Principal Investigators unable to continue the direction of the Research Program as described under Section 1.2, and no replacement satisfactory to MBI has been found;

(b)	immediately at any time after UHN fails to achieve Successful Completion of any Phase of the Research Program within the timelines set out in Schedule A or such other timelines as may be agreed to by the Parties;

(c)	immediately at any time after achievement of Successful Completion of any Phase of the Research Program, if MBI determines, in good faith and utilizing sound and reasonable business practice and judgment, that in light of the results of the Research Program the further development and commercialization of the Licensed Technology under the Research Program is not advisable;

(d)	immediately in accordance with Section 9.6; or

(e)	if UHN fails to meet any of its other material obligations under this Agreement and does not remedy these failures within thirty (30) days after receipt of notice of such failure from MBI.

9.4 Payment of Outstanding Expenses Upon Termination. Upon termination of this Agreement, the funds provided by MBI under the MBI Grant shall be applied only to expenses outlined in Schedule B incurred by the Principal Investigators as of the date of notice of termination provided by MBI or UHN, as the case may be. Any amounts held by UHN on account of the MBI Grant which are in excess of the expenses incurred shall be promptly repaid to MBI.

9.5 Effect of Termination. In the event of the expiration or early termination of this Agreement:

(a)	upon receipt of notice of termination, UHN shall immediately cease all further work with respect to the Research Program;

(b)	all of UHN’s rights to use the Confidential Information of MBI shall terminate and UHN shall return to MBI all parts of the Confidential Information of MBI and any copies thereof in the possession or control of UHN, the Principal Investigators or their research team;

(c)	if the Exclusive License Agreement is terminated, all of MBI’s rights to use the Confidential Information of UHN shall terminate and MBI shall return to UHN all parts of the Confidential Information of UHN and any copies thereof in the possession or control of MBI;

(d)	if the Exclusive License Agreement survives the termination of this Agreement:

(i)	MBI’s use of UHN’s Confidential Information will continue to be governed by the confidentiality provisions of the Exclusive License Agreement; and

(ii)	UHN shall provide to MBI copies of all Intellectual Property forming a part of the Licensed Technology arising from the Research Program, whether or not complete, all in a form and with content reasonably satisfactory to MBI as required to enable MBI’s reasonably competent staff to further develop and commercialize such technology and/or transfer such technology to a third party for further research and development. UHN shall also conduct a technical review meeting with MBI to address issues raised by MBI regarding the information so provided.

9.6 Suspension of Research Program by MBI.

(a)	After the completion of Phase I of the Research Program, and the payment of the Phase I Research Program success fee in the event of Successful Completion thereof pursuant to the Exclusive License Agreement, MBI may by written notice to UHN:

(i)	suspend the work under this Agreement, including all research work and financial support under the Research Program; or

(ii)	immediately terminate this Agreement;

to focus research under the Additional Sponsored Research Agreement; provided that if the work under the Additional Sponsored Research Agreement is suspended or MBI has terminated the Additional Sponsored Research Agreement in order to focus research under this Agreement, MBI may not suspend or terminate this Agreement pursuant to this Section 9.6. For greater certainly, UHN shall be eligible under the Exclusive License Agreement for payment of the Phase I Research Program success fee in respect of Successful Completion thereof, notwithstanding any subsequent suspension of the work under this Agreement or the termination of this Agreement.

(b)	At any time while the work under this Agreement is suspended, MBI may by written notice to UHN:

(i)	immediately terminate this Agreement; or

(ii)	resume the work under this Agreement, provided that MBI reimburses UHN for the direct costs incurred by UHN (and not already reimbursed by MBI) in continuing the Research Program while the work was suspended by MBI.

(c)	In the event MBI resumes the work under this Agreement, MBI and UHN shall, in good faith, discuss and mutually agree upon:

(i)	the scope of the work undertaken, and direct costs incurred, by UHN in continuing the Research Program while the work was suspended by MBI;

(ii)	any appropriate Research Program success fees payable to UHN under the Exclusive License Agreement in light of the work undertaken by UHN in continuing the Research Program while the work was suspended by MBI;

(iii)	the work to be undertaken by UHN to complete the remaining portions of the Research Program; and

(iv)	any amendments to the Budget and to the applicable Research Program success fees under the Exclusive License Agreement to complete the remaining portions of the Research Program.

9.7 Survival. The Parties agree the provisions of Subsection 1.4(b), Sections 2.8, 6.1 through 6.4, 6.6, 6.8 through 6.10, 9.5 and 9.7, and Article 3, Article 5, Article 7, Article 8, Article 10, Article 11, Article 12 and Article 13 shall remain in full force and effect after the expiration or earlier termination of this Agreement, until such time as the Parties mutually agree to the release of the obligations contained therein. The Parties agree the provisions of Section 6.11 shall remain in full force and effect after the expiration or earlier termination of this Agreement in accordance with the period set out therein.

ARTICLE 10 - NOTICES

10.1 Notices. All notices which are required or permitted to be given hereunder including judicial payment notices must be in writing. All such notices must be sent as follows:

If to UHN:

University Health Network

College Street - Suite 150

Heritage Building - MaRS Centre

Toronto, Ontario M5G 1L7, Canada

Telephone: (416) 581-7410

Facsimile: (416) 977-4765

Attention: Brian H. Barber, PhD,

                 Director, Technology

                 Development & Commercialization

With a copy to the Principal Investigators:	Ming-Sound Tsao, MD Princess Margaret Hospital 7th Floor, Room 7-613 University Avenue Toronto, Ontario Canada M5G 2M9 Telephone: (416) 340-4737 Facsimile: (416) 340-5517

Frances A. Shepherd, MD Princess Margaret Hospital 5th Floor, Room 5-104 University Avenue Toronto, Ontario Canada M5G 2M9 Telephone: (416) 946-4522 Facsimile: (416) 946-6546

If to MBI:

Med BioGene Inc.

#300 – 2386 East Mall

Gerald McGavin Building

Vancouver, British Columbia

Canada V6T 1Z3

Telephone: (604) 827-5100

Facsimile: (604) 827-5120

Attention: Erinn B. Broshko,

                 Chief Executive Officer

or to such other address as the recipient may have designated by notice given in accordance with this Article 10. Any such notice may be delivered by hand, by registered mail, or sent by facsimile and will be deemed to have been delivered on the date of delivery if delivered by hand, five (5) days after mailing if sent by registered mail, or on the first business day following the date of sending, if sent by facsimile.

ARTICLE 11 - DISPUTE RESOLUTION

11.1 Dispute Resolution. In the event of any dispute, controversy or claim among the Parties arising out of or in connection with this Agreement, or the breach thereof, or in respect of any defined legal relationship associated therewith or derived therefrom, the Parties agree to resolve the dispute in accordance with the following procedures outlined in this Article 11, subject to Subsection 11.5(d).

11.2 Good Faith Negotiations. A Party may notify the other Party in writing that a dispute has arisen. The Parties will, in the first instance, attempt to resolve the dispute, controversy, claim or allegation of breach by entering into good faith negotiations. The Parties shall meet to attempt, in good faith, to resolve the dispute by negotiation, either directly or through the assistance of such advisors as they may engage. If, within seven (7) days, the Parties do not reach agreement on the resolution of the dispute, the Parties agree to proceed to mediation as set out in Section 11.3 below.

11.3 Mediation. Subject to Section 11.2, the Parties shall mediate their dispute before a mediator who is a member of Ontario’s Mandatory Mediation Program Roster of mediators having appropriate experience in the biopharmaceutical industry. If the Parties fail to agree on a mediator within fourteen (14) days after the decision to proceed to mediation, either Party may apply to a court of competent jurisdiction to appoint an qualified mediator having appropriate experience in the biopharmaceutical industry. Mediation shall be carried out by the mediator within twenty-one (21) days of the mediator’s appointment.

11.4 Arbitration.

(a)	Subject to Sections 11.2 and 11.3, if the Parties fail to resolve their dispute within seven (7) days of the start of the mediation, the Parties will appoint an arbitrator having appropriate experience in the biopharmaceutical industry who will conduct an arbitration of the dispute. If the Parties cannot agree on a mutually acceptable arbitrator within seven (7) days of the decision to proceed to arbitration, either Party may apply to a court of competent jurisdiction to appoint an qualified arbitrator having appropriate experience in the biopharmaceutical industry. The arbitration shall be conducted in accordance with the Arbitration Act, 1991 (Ontario) and the arbitrator shall also be empowered to hear injunctive proceedings in accordance therewith.

(b)	Notwithstanding Section 11.5 below, the arbitrator may include in its award an order as to the payment of the costs of the proceedings and reasonable counsel fees. Any Party ordered to pay costs may avail itself of any procedure for the taxing of costs, provided, however, that the Parties specifically agreed that the officer taxing such costs need not be bound by any statutory scale of costs.

(c)	The arbitrator will make its decision in writing within fifteen (15) days of the hearing and, unless the Parties otherwise agree, the arbitrator’s reasons will be set out in the award. The award shall be final and binding on the Parties and shall not be subject to any appeal although either Party may request clarification of the award and the arbitrator’s reasons.

(d)	The Parties consent to the award of the arbitrator being entered in any court having jurisdiction for the purposes of enforcement. In addition, if it appears to any Party that the arbitrator lacks the power to give effective interim relief, such Party may apply to any appropriate court for such relief.

(e)	All matters in dispute, all claims, submissions, evidence and findings, and the award itself shall be kept confidential by the arbitrator, and no information regarding any of the foregoing will be released to any Third Party or otherwise made public without the written consent of the Parties, except as otherwise contemplated herein and except for such information which is not Confidential Information.

(f)	The Parties may with mutual consent, expand or abridge the time periods provided for in this Article 11.

11.5 General.

(a)	The expenses of the mediation or arbitration shall be borne equally by the Parties. Notwithstanding the foregoing, the mediator or arbitrator may include in his or her award an order as to the payment of the costs of the proceedings and reasonable counsel or other advisor fees. Any Party ordered to pay costs may avail itself of any procedure for the taxing of costs; provided, however, that the Parties specifically agree that the officer taxing such costs need not be bound by any statutory scale of costs.

(b)	All meetings and hearings will be in private unless the Parties otherwise agree.

(c)	Any Party may be represented at any meetings or hearings by legal counsel or any other advisor.

(d)	Notwithstanding this Article 11:

(i)	disputes relating to the sufficiency of grounds for termination under Sections 9.2 or 9.3 shall not be subject to this Article 11; and

(ii)	either party shall be free to submit any dispute relating to Intellectual Property to any court having jurisdiction over the Parties and the subject matter of the dispute and to seek such relief and remedies as are available in that court.

ARTICLE 12 - COMPLIANCE WITH LAWS AND REGULATIONS

12.1 Compliance with Laws. The Parties shall comply, and agree that the provisions of this Agreement are intended to be interpreted and implemented so as to comply, with all applicable laws, governmental rules and regulations; however, if it is determined that any provision of this Agreement is not in such compliance, or if the UHN Research Ethics Board or other comparable body objects to the terms of this Agreement or the provision or use of human biological material hereunder, then the Parties agree to modify that provision, or this Agreement so as to be in compliance with, or to be acceptable to, such body.

ARTICLE 13 - GENERAL TERMS AND CONDITIONS

13.1 Entire Agreement. The Parties hereto acknowledge that this Agreement and its schedules, together with the Exclusive License Agreement, set forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

13.2 Schedules. The following schedules are annexed to and form part of this Agreement:

Schedule A – Research Program

Schedule B – Budget

Schedule C – Licensed Patents

Schedule D – Section 6.13 Disclosure

13.3 General Assurances. The Parties hereto agree to do all such reasonable things and to execute such instruments and documents as may be reasonably necessary or desirable in order to carry out the provisions and intent of this Agreement.

13.4 Enure to Benefit. This Agreement shall enure to the benefit of and be binding upon the respective Parties hereto and, where the context admits or requires, their respective permitted successors or assigns.

13.5 Assignment. This Agreement cannot be assigned, sold, transferred or encumbered in any manner by a Party without the expressed written consent of the other Party, which consent will not be unreasonably withheld.

13.6 No Joint Venture. Each Party is and will remain at all times independent of each other. The Parties are not and shall not be considered to be joint venturers, partners or agents of each other and neither of them shall have the power to bind or obligate the other except as set forth in this Agreement. The Parties mutually covenant and agree that neither shall they, in any way, incur any contractual or other obligation in the name of the other, nor shall they have liability for any debts incurred by the other. No representation will be made or acts taken by any of the Parties which could establish any apparent relationship of agency, joint venture, partnership or employment.

13.7 Waiver. No amendment, supplement or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. Further, no failure or delay by any Party in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy.

13.8 Time of the Essence. Time is of the essence in this Agreement and of each and every term and condition hereof.

13.9 Headings. The headings in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement. Any reference in this Agreement to an article, section, sub-section or Schedule refers to the specified article, section, sub-section or schedule to this Agreement.

13.10 Number, Gender and Persons. In this Agreement, words importing the singular number shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

13.11 Joint Preparation. This Agreement shall be deemed to be jointly prepared by the Parties, and any ambiguity herein shall not be construed for or against any Party.

13.12 Governing Law. This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be treated as an Ontario contract. The Parties irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom in connection with any matters arising under this Agreement.

13.13 Severability of Provisions. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision in said jurisdiction and such determination shall not affect the validity or enforceability of such provision or the Agreement in any other jurisdiction. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

13.14 Force Majeure. In the event that any one of the Parties is prevented from fulfilling any of its obligations herein by acts of God, war, strikes, riots, storms, fires, governmental orders or restrictions or any other cause beyond its control, the payment of owed monies, or the applicable pro rata portion thereof, shall be suspended during the full period of any such prevention, but payment of monies which has accrued for payment prior to, or after such cause shall not be excused.

13.15 Accounting Principles. Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute.

13.16 Best of Knowledge. “To the best of the knowledge” or “to the knowledge”, unless otherwise qualified hereunder means a statement of the declaring party’s knowledge of the actual facts or circumstances to which such phrase relates without having made any inquiries or investigations in connection with such facts and circumstances.

13.17 Counterparts and Facsimile. This Agreement may be executed in counterparts and by facsimile each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, MBI and UHN have executed this Agreement through their duly authorized representatives as of the Effective Date.

MED BIOGENE INC.		UNIVERSITY HEALTH NETWORK

by:	/s/ ERINN B. BROSHKO	by:	/s/ CHRISTOPHER J. PAIGE
	Erinn B. Broshko		Christopher J. Paige, Ph.D.
	Chief Executive Officer		Vice President, Research

We, the Principal Investigators, have read the provisions of this Agreement and will use our best efforts as employees and/or staff members of UHN to direct the Research Program in accordance with said provisions and as directed by UHN.

Principal Investigators

/s/ MING-SOUND TSAO	/s/ FRANCES A. SHEPHERD
Ming-Sound Tsao, M.D.	Frances A. Shepherd, M.D.

SCHEDULE A

Research Program

The Licensed Technology described under the United States provisional patent application “Materials and Methods for Prognosing Lung Cancer”, filed on November 15, 2006 under number 10723-136/TL and as published in “Three-gene prognostic signature for early-stage non-small-cell lung cancer”, Lau, K., et al. (2007), Journal of Clinical Oncology, relates to the identification of molecular signatures comprising a set of 3 genes and a set of 6 genes that are able to accurately segregate patients with Stage I and II non-small cell lung cancer (“NSCLC”) into groups having good or poor prognosis.

These studies were performed using snap-frozen NSCLC tumour tissues and measuring mRNA levels corresponding to these genes using quantitative real-time PCR (qPCR). These markers were identified by carrying out a large-scale, qPCR-based screen to study the prognostic power of 158 candidate biomarkers in a cohort of 147 tumour samples from NSCLC patients (collected 1996-2000). The robustness of the 3-gene and 6-gene signatures were evidenced by validation in several separate NSCLC gene expression data sets, which is particularly significant given that these data sets: (a) were produced several years ago; (b) originate from different sites in the United States; and (c) were based on DNA microarrays.

The Research will focus on advancing the development of a molecular assay based on the 3- and 6-gene classifiers that would be used in clinical reference laboratories to predict prognosis from Stage I and II NSCLC tumour samples. UHN believes that such a commercially available assay would provide to oncologists additional and valuable patient information upon which a decision would be made whether the patient should undergo adjuvant chemotherapy.

Summary of Research

The Research for the development of the 3/6 gene signatures will be undertaken in three phases. As noted below, commencement of research on certain phases requires a positive outcome in certain prior phases.

Phase 1 represents a large-scale validation study of the 3 and 6-gene signatures (but having expanded breadth for Taqman probe-based assay development). At the end of this phase, the gene signatures will be evaluated to determine the most clinically and commercially relevant signatures. Further development will be performed based on the signature selected to form the basis for MBI’s commercial assay.

Phase 2 comprises a pilot study to identify assay probe-primer sets that will perform optimally with formalin-fixed, paraffin-embedded (“FFPE”) samples. It will also include the development of a sample processing workflow and quality control metrics for harvesting RNA from such samples.

Phase 3 comprises applying the 3 or 6-gene assay developed in Phases 1 and 3, as applicable, to examine prognostic ability of the markers using FFPE samples corresponding to the same cohort of [*] patient samples from Phase 1.

[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Phase 1: [*]

1. Conversion of the 3 and 6-gene signature based on SYBR Green detection of unlabeled PCR primers into a fluorescently labelled singleplex TagMan probe-based assay. [*]

Phase 2: [*]

Initiation of Phase 2 is conditional upon a positive outcome of the validation of the 3/6 gene signature in Phase 1.

2. Tumour samples are routinely archived as FFPE blocks in order to enable histological and pathological examination. It is well known that RNA harvested from FFPE samples is typically degraded and RNA yield is low. This is the reason why UHN and other institutions have invested, and are investing, the effort to collect frozen NSCLC samples in order to have available RNA of the highest quality for completing the discovery phase of identifying new prognostic markers. Nevertheless, it is still possible to extract useful data from RNA isolated from FFPE samples. For example, Genomic Health’s molecular assay for breast cancer recurrence, Oncotype DX Breast Cancer Assay, is based on mRNA expression measurements from FFPE samples. As described below, if MBI and UHN can demonstrate that the prognostic assay can rely upon FFPE samples, then UHN and MBI can initiate future collaborations with institutions that have archived FFPE samples from retrospective clinical trials, in order to study the correlation of the 3-, 6- and potentially 15-gene signatures with the expected magnitude of response to adjuvant therapies.

3. [*]

4. [*]

5. [*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2

Phase 3: [*]

Initiation of Phase 3 is conditional upon a positive outcome in Phase 1 and 2.

6. [*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3

SCHEDULE B

Budget

			1st Quarter		2nd Quarter	3rd Quarter	4th Quarter	5th Quarter	6th Quarter		7th Quarter	8th Quarter			Justification
Phase 1 - Validation study for frozen NSCLC samples
[*]
Phase 1 subtotal	[	*]											[	*]
Phase 2 - Pilot study and assay development for FFPE samples
[*]
Phase 2 subtotal	[	*]
Phase 3 - Large validation study of NSCLC FFPE samples
[*]
Phase 3 subtotal	[	*]							[	*]
Suggested Quarterly Payments			[	*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE C

Licensed Patents

1.	UHN Existing Patents

Patent family entitled: “Materials and Methods for Prognosing Lung Cancer Survival” ; M.-S. Tsao et al (inventors), including:

(a)	US Prov. Appln. No. 60/865960 (filed Nov. 15, 2006);

(b)	US Appln. No. 11/940707 (filed Nov. 15, 2007); and

(c)	PCT Appl. No. PCT/CA2007/002039 (filed Nov. 15, 2007).

2.	UHN Research Program Patents

UHN Research Program Patents are to be added during the term of the Sponsored Research Agreement.

3.	Joint Research Program Patents

Joint Research Program Patents are to be added during the term of the Sponsored Research Agreement.

4.	Continuations, Divisionals, Renewals, Extensions

For greater certainty, the Licensed Patents shall include:

(a)	any issued patent or patent application (including any provisional patent application or any patent application filed under any international Convention or Treaty) described or listed in this Schedule A;

(b)	all continuations and continuations-in-part applications to the issued patent or patent application described in Paragraph 4(a) of this Schedule A (solely to the extent such continuations-in-part applications contain subject matter on which claims issuing obtain the benefit of a priority date of any patent or patent application described in Paragraph 4(a) of this Schedule A);

(c)	all divisions, patents of addition, reissues, renewals and extensions of any of the patent, patent application, continuations and continuations-in-part applications set out in Paragraphs 4(a) and 4(b) of this Schedule A;

(d)	all regular utility patent applications or patent applications filed under any international Convention or Treaty on the basis of any patent application(s) described or listed in this Schedule A; and

(e)	all foreign counterparts of any of the foregoing (including, without limitation, European Supplementary Protection Certificates or its equivalent).

SCHEDULE D

Section 6.13 Disclosure

1)	As disclosed effective April 14th, 2008, a 15-gene prognostic signature for non-small cell lung cancer.

NOTES:	(i)	academic third party collaborators,
	(ii)	possible third party claims to commercial rights thereto,
	(iii)	no patent application filed as yet, and
	(iv)	manuscript in preparation.